Exhibit 99.1
FOR FURTHER INFORMATION:

Michael Price, Chairman, President & CEO	Robert Kaminski, EVP — COO
Mercantile Bank Corporation	Mercantile Bank Corporation
616-726-1600	616-726-1502
mprice@mercbank.com	rkaminski@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES CONSOLIDATION OF
BANKING OPERATIONS
Grand Rapids, MI — May 8, 2009 — Michael Price, Chairman, President and Chief Executive Officer of Mercantile Bank Corporation (NASDAQ: MBWM), announced today that Mercantile intends to implement a restructuring plan to consolidate and centralize the mid- and eastern-regions of its Michigan banking activities. The Company will close its Novi (Oakland County) and Ann Arbor banking offices by mid-August 2009; deposits and commercial loans currently serviced at those offices will be transferred to the Lansing office. The Lansing and Holland offices will remain open along with the five banking offices that serve the Greater Grand Rapids area.
As part of the consolidation plan and other strategic initiatives, staffing will be reduced by 18 full-time equivalent employees, or about six percent of the workforce. The Company will record a pre-tax charge of approximately $0.7 million in the second quarter of 2009, primarily representing severance payments and the write-off of leasehold improvements, and $0.8 million in the third quarter of 2009 associated with lease termination costs. Going forward, projected savings are anticipated to be approximately $2.5 million per year on a pre-tax basis.
Mr. Price commented, “We are taking these steps because we believe that the downturn in the Michigan economy will be protracted. We do not anticipate significant improvement in business conditions near term, and so we believe it is in the Company’s best interest, and in the best interest of our shareholders, to consolidate a portion of our banking locations. Lower operating costs will help us to preserve capital, while the centralization of commercial lending activities should have a positive impact on asset quality and account management. We are taking great care to ensure that customers affected by the consolidation continue to experience the quality banking service they’ve come to expect from Mercantile; each relationship will be evaluated individually to accommodate customer needs.
“This has been a difficult decision — to retrench and consolidate after our years of growth. We are grateful to all our employees for their many contributions as we built Mercantile into a major community banking presence in the State of Michigan. We plan to remain a major factor in our State, but for the present time, our banking activities must adjust to the lower level of economic activity that currently prevails.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile currently has nine full-service banking offices in Grand Rapids, Holland, Ann Arbor, Novi and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
# # # #